Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Macerich Company

Santa Monica, California

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Macerich Company of our reports dated February 22, 2013, with respect to the consolidated balance sheets of The Macerich Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, equity and redeemable noncontrolling interest and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012; and the consolidated balance sheets of Pacific Premier Retail LP as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, capital and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, which reports appear in the December 31, 2012 annual report on Form 10-K of The Macerich Company filed with the Commission on February 22, 2013. We also consent to the incorporation by reference in this Registration Statement on Form S-8 of The Macerich Company of our report dated February 8, 2013, with respect to the statements of revenues and certain expenses of Kings Plaza for the year ended December 31, 2011, which report appears in the Form 8-K/A of The Macerich Company filed with the Commission on February 8, 2013.

/s/ KPMG LLP

Los Angeles, California

February 26, 2013